Exhibit 4.7
RLJ LODGING TRUST
DESCRIPTION OF COMMON SHARES

The following summary of our common shares and certain provisions of Maryland law and our declaration of trust and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to our declaration of trust and bylaws, copies of which are filed as exhibits to this Annual Report on Form 10-K.

General

Our declaration of trust provides that we may issue up to 450,000,000 common shares, par value $0.01 per share. Our declaration of trust authorizes our board of trustees to amend our declaration of trust to increase or decrease the aggregate number of authorized common shares or the number of shares of any class or series without shareholder approval. As of February 19, 2020, 168,586,062 common shares were issued and outstanding.

Maryland law provides, and our declaration of trust provides, that none of our shareholders is personally liable for any of our obligations solely as a result of that shareholder’s status as a shareholder.

Voting Rights of Common Shares

Subject to the provisions of our declaration of trust regarding the restrictions on transfer and ownership of shares of beneficial interest and except as may otherwise be specified in the terms of any class or series of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of such common shares will possess the exclusive voting power. There is no cumulative voting in the election of trustees.

Under the Maryland statute governing real estate investment trusts formed under the laws of that state, or the Maryland REIT law, a Maryland real estate investment trust generally cannot amend its declaration of trust or merge with another entity unless declared advisable by a majority of its board of trustees and approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the real estate investment trust’s declaration of trust. Our declaration of trust provides that these actions (other than certain amendments to the provisions of the declaration of trust related to the removal of trustees, the restrictions on ownership and transfer of shares and the termination of our existence) may be taken if declared advisable by a majority of our board of trustees and approved by the vote of shareholders holding a majority of the votes entitled to be cast on the matter.

Dividends, Distributions, Liquidation and Other Rights

Subject to the preferential rights of any other class or series of shares and to the provisions of our declaration of trust regarding the restrictions on transfer and ownership of shares, holders of our common shares are entitled to receive dividends on such common shares if, as and when authorized by the board of trustees, and declared by us out of assets legally available therefor. Such holders also are entitled to share ratably in the assets of our company legally available for distribution to shareholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves for all debts and other liabilities of our company and any shares with preferential rights related thereto.

Holders of common shares have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any securities of our company and have no appraisal rights. Subject to the provisions of our declaration of trust regarding the restrictions on transfer and ownership of shares, common shares will have equal dividend, liquidation and other rights.

Power to Reclassify Our Unissued Common Shares or Preferred Shares

Our declaration of trust authorizes our board of trustees to classify and reclassify any unissued common shares or preferred shares into other classes or series of shares and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Power to Increase or Decrease Authorized Common Shares and Issue Additional Common and Preferred Shares

We believe that the power of our board of trustees to amend our declaration of trust to increase or decrease the number of authorized shares, to issue additional authorized but unissued common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to cause to issue such classified or reclassified shares will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series will be available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Restrictions on Ownership and Transfer
 With certain exceptions, our declaration of trust generally prohibits any person or entity (other than a person or entity who has been granted an exception) from directly or indirectly, beneficially or constructively, owning more than 9.8% of the aggregate of our outstanding common shares, by value or by number of shares, whichever is more restrictive. However, our declaration of trust permits (but does not require) exceptions to be made for shareholders provided that our board of trustees determines that such exceptions will not jeopardize our qualification as a REIT. For more information regarding these ownership restrictions and certain other restrictions intended to protect our qualification as a REIT, see “Restrictions on Ownership and Transfer.”
Stock Exchange Listing
Our common shares are listed on the NYSE under the symbol “RLJ.”
Transfer Agent and Registrar
The transfer agent and registrar for our common shares is Wells Fargo Shareowners Services, a division of Wells Fargo Bank N.A.
Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws
Our Board of Trustees
Our declaration of trust and bylaws provide that the number of trustees of our company may be established by our board of trustees, but may not be fewer than two nor more than 15. Our declaration of trust and bylaws provide that any vacancy, including a vacancy created by an increase in the number of trustees, may be filled by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. Any individual elected to fill such vacancy will serve for the remainder of the full term and until a successor is duly elected and qualifies.
Pursuant to our bylaws, each of our trustees will be elected by our shareholders to serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualifies under Maryland law. Holders of our common shares will have no right to cumulative voting in the election of trustees. Trustees will be elected by a majority of all the votes cast at a meeting of shareholders duly called and at which a quorum is present; provided, however, that if on the record date for such meeting the number of trustee nominees exceeds the number of trustees to be elected, then a plurality of all the votes cast at a meeting of shareholders duly called and at which a quorum is present shall be sufficient. For purposes of the election of trustees, a majority of the votes cast means the number of shares voted for a trustee must exceed the number of shares voted against that trustee. Any incumbent trustee who does not receive a majority of the votes cast by shareholders entitled to vote with respect to the election of that trustee shall tender his or her resignation to the board of trustees within three (3) days after certification of the results, for consideration by the nominating and corporate governance committee of our board of trustees. The nominating and corporate governance committee will make a recommendation to our board of trustees on whether to accept or reject the resignation, or whether other action should be taken. Our board of trustees will act on the recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The trustee who tenders his or her resignation will not participate in our board of trustee’s decision. Notwithstanding the foregoing, our board of trustees shall be required to accept any resignation tendered by an incumbent trustee if such trustee shall have received more votes against than for his or her election at two consecutive annual meetings of shareholders for the election of trustees at which a quorum was present and the number of trustee nominees equaled the number of trustees to be elected at each such annual meeting of shareholders.
Our bylaws provide that at least a majority of our trustees must be “independent,” with independence being defined in the manner established by our board of trustees and in a manner consistent with listing standards established by the NYSE.
Removal of Trustees

 Our declaration of trust provides that, subject to the rights of holders of one or more classes or series of preferred shares to elect or remove one or more trustees, a trustee may be removed only for cause (as defined in our declaration of trust) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of trustees.
Business Combinations
Under provisions of the MGCL that apply to Maryland real estate investment trusts, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland real estate investment trust and any interested shareholder, or an affiliate of such an interested shareholder, are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Maryland law defines an interested shareholder as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the trust’s outstanding voting shares; or

•
an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding voting shares of the trust.

A person is not an interested shareholder under the statute if the board of trustees approves in advance the transaction by which the person otherwise would have become an interested shareholder. In approving a transaction, however, the board of trustees may provide that its approval is subject to compliance at or after the time of the approval, with any terms and conditions determined by the board of trustees.
After the five-year prohibition, unless, among other conditions, the trust’s common shareholders receive a minimum price (as described under Maryland law) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares, any business combination between the trust and an interested shareholder generally must be recommended by the board of trustees and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding voting shares of the trust; and

•
two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the interested shareholder with whom (or with whose affiliate) the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a trust’s board of trustees prior to the time that the interested shareholder becomes an interested shareholder. Our board of trustees, pursuant to the statute, has determined to opt out of the business combination provisions of the MGCL and, consequently, the five-year prohibition and, accordingly, the supermajority vote requirements will not apply to business combinations between us and an interested shareholder, unless our board in the future alters or repeals this resolution. As a result, any person who later becomes an interested shareholder may be able to enter into business combinations with our company without compliance by us with the supermajority vote requirements and the other provisions of the statute.
Our board of trustees may not determine to become subject to such business combination provisions in the future without shareholder approval. An alteration or repeal of the resolution of our board of trustees will not have any effect on any business combinations that have been consummated or upon any agreements existing at the time of such modification or repeal.
Control Share Acquisitions
Maryland law provides that “control shares” of a Maryland real estate investment trust acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting of shareholders by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares in a Maryland real estate investment trust in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of trustees: (1) a person who makes or proposes to make a control share acquisition; (2) an officer of the trust; or (3) an employee of the trust who is also a trustee of the trust. “Control shares” are voting shares that, if aggregated with all other such shares previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing trustees within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.
Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, we may present the question at any shareholders meeting.
 If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by Maryland law, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights, unless appraisal rights are eliminated under the declaration of trust. Our declaration of trust eliminates all appraisal rights of shareholders. The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction or (2) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust.
Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common shares. Our board of trustees may not amend or eliminate such provision without shareholder approval.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits a Maryland real estate investment trust with a class of equity securities registered under the Exchange Act and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of the following five provisions:

•	a classified board;

•	a two-thirds shareholder vote requirement for removing a trustee;

•	a requirement that the number of trustees be fixed only by vote of the trustees;

•	a requirement that a vacancy on the board be filled only by the remaining trustees and for the remainder of the full term of the class of trustees in which the vacancy occurred; and

•	a requirement that requires the request of the holders of at least a majority of all votes entitled to be cast to call a special meeting of shareholders.
We have opted out of all of the provisions of Subtitle 8 through provisions contained in our declaration of trust, as amended and supplemented, and must receive the approval of a majority of shareholders casting votes on the matter to opt in to any of the provisions of Subtitle 8; however, pursuant to provisions in our declaration of trust and bylaws unrelated to Subtitle 8, we currently (1) require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any trustee from our board, which removal will be allowed only for cause, and (2) require, unless called by the Executive Chairman of our board of trustees, the President or Chief Executive Officer or our board of trustees, the written request of shareholders entitled to cast a majority of all votes entitled to be cast at such meeting to call a special meeting. In addition, provisions in our declaration of trust and bylaws provide that the number of trustees may be determined by our board and that our trustees may fill vacancies on our board and, therefore, as a practical matter, shareholders may not have the ability to determine the number of trustees on our board or to fill vacancies on our board other than vacancies resulting from the removal of a trustee.
Amendment of Our Declaration of Trust and Bylaws and Approval of Extraordinary Transactions
Under the Maryland REIT law, a Maryland real estate investment trust generally cannot amend its declaration of trust or merge with another entity unless declared advisable by a majority of the board of trustees and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter, is set forth in the real estate investment trust’s declaration of trust. Our declaration of trust provides that such actions (other than certain amendments to the provisions of our declaration of trust related to the removal of trustees, the restrictions on ownership and transfer of our shares and termination of the trust) may be taken if declared advisable by a majority of our board of trustees and approved by the vote of shareholders holding a majority of the votes entitled to be cast on the matter.

Our bylaws may be altered, amended or repealed, and new bylaws adopted, by the vote of a majority of the board of trustees or by the affirmative vote of shareholders entitled to cast not less than a majority of all the votes entitled to be cast on the matter.
Meetings of Shareholders
Under our bylaws, annual meetings of shareholders will be held each year at a date and time as determined by our board of trustees. Special meetings of shareholders may be called only by a majority of the trustees then in office, by the executive chairman of our board of trustees, our president or our chief executive officer. Additionally, subject to the provisions of our bylaws, special meetings of the shareholders shall be called by our secretary upon the written request of shareholders entitled to cast at least a majority of the votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Maryland law and our bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent, if that consent sets forth that action and is signed by each shareholder entitled to vote on the matter.
Advance Notice of Trustee Nominations and New Business
Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by shareholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of trustees; or

•
by a shareholder who was a shareholder of record both at the time of giving of the notice of the meeting and at the time of the annual meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our bylaws.

With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders. Nominations of persons for election to our board of trustees may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of trustees; or

•
provided that our board of trustees has determined that trustees shall be elected at such meeting, by a shareholder who is a shareholder of record both at the time of giving of the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions set forth in our bylaws.

The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford our board of trustees the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of trustees, to inform shareholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our shareholder meetings. Although our bylaws do not give our board of trustees the power to disapprove timely shareholder nominations and proposals, our bylaws may have the effect of precluding a contest for the election of trustees or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees to our board of trustees or to approve its own proposal.
Anti-takeover Effect of Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws
The provisions of our declaration of trust on removal of trustees and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our common shares or otherwise be in the best interests of our shareholders. Likewise, if our board of trustees were to opt into the business combination provisions of the MGCL or certain of the provisions of Subtitle 8 of Title 3 of the MGCL, with shareholder approval, or if the provision in our bylaws opting out of the control share acquisition provisions of the MGCL were amended or rescinded, these provisions of the MGCL could have similar anti-takeover effects.
Indemnification and Limitation of Trustees’ and Officers’ Liability
The Maryland REIT law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The Maryland REIT law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of a Maryland corporation. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.
In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by such director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•
a written undertaking by such director or officer or on such director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

Our declaration of trust and bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•
any present or former trustee or officer (including any individual who, at our request, serves or has served as a director, trustee, officer, partner, member, employee or agent of another real estate investment trust, corporation, partnership, company, joint venture, trust, employee benefit plan or any other enterprise) against any claim or liability to which he or she may become subject by reason of service in such capacity; and

•	any present or former trustee or officer who has been successful in the defense of a proceeding to which he or she was made a party by reason of service in such capacity.
Our declaration of trust and bylaws also permit us, with the approval of our board of trustees, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.
In addition, upon completion of our initial public offering, we entered into indemnification agreements with each of our trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.
 Insofar as the foregoing provisions permit indemnification of trustees, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
REIT Qualification
Our declaration of trust provides that our board of trustees may revoke or otherwise terminate our REIT election, without approval of our shareholders, if we determine that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.
Restrictions on Ownership and Transfer
In order to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of our outstanding shares (after taking into account options to acquire common shares) may be owned, directly, indirectly, or through attribution, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Because our board of trustees believes that it is essential for us to qualify as a REIT, our declaration of trust, subject to certain exceptions, contains restrictions on the number of our shares of beneficial interest that a person may own.
In order to assist us in complying with the limitations on the concentration of ownership of our shares imposed by the Code, our declaration of trust generally prohibits any person or entity (other than a person or entity who has been granted an exception) from directly or indirectly, beneficially or constructively, owning more than 9.8% of the aggregate of our outstanding common shares, by value or by number of shares, whichever is more restrictive, or 9.8% of the aggregate of the outstanding preferred shares of any class or series, by value or by number of shares, whichever is more restrictive. However, our declaration of trust permits (but does not require) exceptions to be made for shareholders provided that our board of trustees determines that such exceptions will not jeopardize our qualification as a REIT.
Our declaration of trust will also prohibit any person from (1) beneficially or constructively owning our shares of beneficial interest that would result in our being “closely held” under Section 856(h) of the Code, (2) transferring our shares if such transfer would result in us being beneficially owned by fewer than 100 persons (determined without regard to any rules of attribution), (3) beneficially or constructively owning our shares that would result in our owning (directly or constructively) 10% or more of the ownership interest in a tenant of our real property if income derived from such tenant for our taxable year would result in more than a de minimis amount of non-qualifying income for purposes of the REIT tests that, taking into account any other non-qualifying gross income of ours, would cause us to fail to satisfy an applicable REIT gross income requirement, and (4) beneficially or constructively owning our shares that would cause us otherwise to fail to qualify as a REIT, including, but not limited to, as a result of any “eligible independent contractor” (as defined in Section 856(d)(9)(A) of the Code) that operates a “qualified lodging facility” (as defined in Section 856(d)(9)(D)(i) of the Code) on behalf of a taxable REIT subsidiary, or TRS, failing to qualify as such. Any person who acquires or attempts or intends to acquire beneficial ownership of our shares that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfers on our qualification as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interest to attempt to qualify, or to qualify, or to continue to qualify, as a REIT. In addition, our board of trustees may determine that compliance with the foregoing restrictions is no longer required for our qualification as a REIT.
Our board of trustees, in its sole discretion, may waive the 9.8% ownership limit for common shares or preferred shares for a shareholder that is not an individual if such shareholder provides information and makes representations to the board that are satisfactory to the board, in its reasonable discretion, to establish that such person’s ownership in excess of the 9.8% limit for common or preferred shares would not jeopardize our qualification as a REIT. As a condition of granting the waiver, our board of trustees, in its sole discretion, may require a ruling from the Internal Revenue Service, or IRS, or an opinion of counsel in either case in form and substance satisfactory to our board of trustees in order to determine or ensure our qualification as a REIT.
In addition, our board of trustees from time to time may increase the share ownership limits. However, the share ownership limits may not be increased if, after giving effect to such increase, five or fewer individuals could own or constructively own in the aggregate, more than 49.9% in value of the shares then outstanding.
If any transfer of our shares of beneficial interest occurs which, if effective, would result in any person beneficially or constructively owning shares in excess, or in violation, of the above transfer or ownership limitations, known as a prohibited owner, then that number of shares, the beneficial or constructive ownership of which otherwise would cause such person to violate the transfer or ownership limitations (rounded up to the nearest whole share), will be automatically transferred to a charitable trust for the exclusive benefit of a charitable beneficiary, and the prohibited owner will not acquire any rights in such shares. This automatic transfer will be considered effective as of the close of business on the business day before the violative transfer. If the transfer to the charitable trust would not be effective for any reason to prevent the violation of the above transfer or ownership limitations, then the transfer of that number of shares that otherwise would cause any person to violate the above limitations will be void. Shares held in the charitable trust will continue to constitute issued and outstanding shares. The prohibited owner will not benefit economically from ownership of any shares held in the charitable trust, will have no rights to dividends or other distributions and will not possess any rights to vote or other rights attributable to the shares held in the charitable trust. The trustee of the charitable trust will be designated by us and must be unaffiliated with us or any prohibited owner and will have all voting rights and rights to dividends or other distributions with respect to shares held in the charitable trust, and these rights will be exercised for the exclusive benefit of the trust’s charitable beneficiary. Any dividend or other distribution paid before our discovery that shares have been transferred to the trustee will be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution so paid to the trustee will be held in trust for the trust’s charitable beneficiary. Subject to Maryland law, effective as of the date that such shares have been transferred to the charitable trust, the trustee, in its sole discretion, will have the authority to:

•	rescind as void any vote cast by a prohibited owner prior to our discovery that such shares have been transferred to the charitable trust; and

•	recast such vote in accordance with the desires of the trustee acting for the benefit of the trust’s charitable beneficiary.
However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast such vote.
 Within 20 days of receiving notice from us that shares have been transferred to the charitable trust, and unless we buy the shares first as described below, the trustee will sell the shares held in the charitable trust to a person, designated by the trustee, whose ownership of the shares will not violate the share ownership limits in our declaration of trust. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary. The prohibited owner will receive the lesser of:

•
the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (for example, in the case of a gift or devise), the market price of the shares on the day of the event causing the shares to be held in the charitable trust; and

•	the price per share received by the trustee from the sale or other disposition of the shares held in the charitable trust (less any commission and other expenses of a sale).
The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sale proceeds in excess of the amount payable to the prohibited owner will be paid immediately to the charitable beneficiary. If, before our discovery that our shares have been transferred to the charitable trust, such shares are sold by a prohibited owner, then:

•	such shares will be deemed to have been sold on behalf of the charitable trust; and

•
to the extent that the prohibited owner received an amount for such shares that exceeds the amount that the prohibited owner was entitled to receive as described above, the excess must be paid to the trustee upon demand.

In addition, shares held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a gift or devise, the market price at the time of the gift or devise); and

•	the market price on the date we, or our designee, accepts such offer.
 We may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We will have the right to accept the offer until the trustee has sold the shares held in the charitable trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee will be paid to the charitable beneficiary.
All certificates representing our shares will bear a legend referring to the restrictions described above.
Every shareholder of record of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) in value of the outstanding shares will be required to give written notice to us within 30 days after the end of each taxable year stating the name and address of each actual owner, the number of shares of each class and series of shares that each actual owner beneficially owns and a description of the manner in which such shares are held. Each such shareholder shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations. In addition, each shareholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.
These share ownership limitations could delay, deter or prevent a transaction or a change in control that might involve a premium price for holders of our common shares or might otherwise be in the best interest of our shareholders.